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This filing consists of the edited transcript to the first quarter 2007 earnings call, including questions and answers, held by Aquila, Inc. on May 8, 2007. An audio replay of the earnings call will be made available on Aquila’s external website.

Operator: Good morning, ladies and gentlemen. Thank you for standing-by and welcome to the Aquila, Inc. First Quarter Earnings Conference Call. During today’s presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be open for questions. [Operator Instructions] This conference call is being recorded today, Tuesday, May 8, 2007. I would now like to turn the conference over to Neala Hackett, Director of Investor Relations. Please go ahead, ma’am.

Neala Hackett, Director of Investor Relations

Thank you. Before we get into the presentation, I would like to point your attention to Slide 2, the Safe Harbor statements. The comments we will provide contain forward-looking statements concerning the sale of assets, debt reduction, the potential for earnings growth, our stand-alone financial projections, our capital expenditure plans, our ability to obtain rate relief, the costs allocated to utilities being sold and our plans to eliminate these costs, as well as litigation. Important factors that could cause actual results to differ materially from these forward-looking statements are located on the second page of our earnings presentation posted to our website, and on Pages 42, 43 and 45 of our Form 10-Q for the quarter ended March 31, 2007, which is now available on our website.

I would also like to point your attention to Slide 3, the Safe Harbor statement related to announced merger with the subsidiary of Great Plain Energy. In connection with the merger, Great Plains intends to file with the SEC a registration statement on Form S-4, containing the joint proxy statement/prospectus and other relevant materials. The final joint proxy statement/prospectus will be mailed to stockholders of Great Plains and Aquila. Shareholders are urged to read the joint proxy statement/prospectus and other relevant materials when they become available, because they will contain important information about Great Plains, Aquila and the merger. The registration statement, joint proxy statement/prospectus, and other relevant materials and any other documents filed Great Plains and Aquila with the SEC maybe obtained free of charge at the SEC’s website. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Great Plains by directing a request to Great Plains at Great Plains Energy, 1201 Walnut Street, Kansas City, Missouri, 64106, attention Investor Relations. Investors and security holders may obtain free copies of the documents filed with the SEC by

Aquila by contacting us at Aquila, Inc., 20 West Ninth Street, Kansas City, Missouri, 64105, attention Investor Relations.

Great Plains, Aquila and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies relating to the proposed transaction. Information about the executive officers and directors of Great Plains and the ownership of Great Plains common stock is set forth in Great Plains annual report on Form 10-K for the year ended December 31st, 2006, which was filed with the SEC on February 27, 2007, and the proxy statement for Great Plains, which was filed with the SEC on March 20, 2007.

Information regarding our directors and executive officers and ownership of the Aquila common stock is set forth in our Annual Report on Form 10-K for the year ended December 31, 2006, which we filed with the SEC on March 1, 2007, and the proxy statement for our 2007 annual meeting of stockholders, which was filed with the SEC on March 23, 2007. Investors and security holders may obtain more detailed information regarding the direct and indirect interest of Great Plains, Aquila, and their respective executive officers and directors, and proposed transaction by reading the joint proxy statement/prospectus, regarding the proposed transaction when it becomes available.

Now, I would like to turn the call over to Rick Green, our Chief Executive Officer.

Richard C. Green, Chairman, President and Chief Executive Officer

Thanks Neala. Good morning and thank you for taking time to listen to our first quarter 2007 earnings call. I am here this morning with Jon Empson, our Senior Vice President of Regulated Operations, and Beth Armstrong, our Chief Accounting Officer.

On Slide 4, when reviewing our first quarter results, there are four main areas that we will be talking about this morning. Earnings in the first quarter of 2007 were reduced because of lower earnings from discontinued operations related to our former gas utilities that were sold in 2006 as well as increased fuel and purchased power costs in the Aquila’s electric utility business due to a number of significant unplanned outages at some regional coal-fired generating facilities during a colder than normal February. While service to the customers was unaffected due to our ability to call on other resources, the change in power supply came at an increased cost. We continue to offset some of these challenges with rate settlements and customer growth and at the same time strengthening our overall customer service and reliability levels.

I will now hand it over to Beth Armstrong to review the financials.

Beth Armstrong, Senior Vice President and Chief Accounting Officer

Thank you, Rick, and good morning. I am going to begin with slide number 6. The financial result for the first quarter 2007 was a net loss of $24.3 million, which was $23.2 million unfavorable to the results for 2006. The after-tax loss from continuing operations was $27.2 million, which was unfavorable to 2006 by $9.6 million. Earnings from discontinued operations of $2.9 million were $13.6 million unfavorable to the prior year, resulting from the sale of the Michigan, Missouri and Minnesota gas properties and Everest in 2006. The EBITDA of $20.9 million was unfavorable to prior year by $14.8 million.

I will speak to the EBITDA performance by segment on slide 7. The $20.9 million EBITDA in the first quarter 2007 was comprised of $35.3 million of utility EBITDA offset by a $4.1 million EBITDA loss from Merchant and $10.3 million of EBITDA loss from Corporate and Other business segments. EBITDA from discontinued operations was $8.8 million, primarily attributed to the Kansas electric assets, which were sold on April 1, 2007. I will speak to the detail of these EBITDA variances by operating segment in the following slide.

Slide 8; electric continuing operations EBITDA of $6.2 million was unfavorable by $17.4 million compared to the first quarter of 2006. The decrease in EBITDA is primarily due to increased fuel and purchased power expenses associated with unit outages, transmission constraints and increased load in February 2007. The increase in cost of sales was partially offset by the rate increase in Missouri that was effective in March 2006 that contributed $5 million in 2007 and favorable customer usage of $4.3 million, primarily due to colder whether in late January and the month of February. Gross profit from the Electric Utilities decreased by $15.7 million, resulting from $21.9 million of increased fuel and purchase power cost. This increase in cost resulted from unit outages in February 2007, at various base load facilities, including Sibley unit number 3 that we operate; the Iatan power plant that KCP&L operates; and Jeffrey Energy Center unit 3 that Westar operates. Aquila uses 576 megawatts of base load capacity from these power plants for our systems, and the same plants represent 1,785 megawatts of base load capacity to the region. The outages resulted in replacement power costs that exceeded cost to generate a $3 million during the quarter. In addition to the unit outages, a base load purchased power contract was curtailed by an additional 50 megawatts under force majeure during the first quarter due to transmission constraints caused by winter storm damage. The replacement power of this contract resulted in $3.4 million of increased costs. The combination of these events and increased load during outage period as well as other regional market conditions resulted in higher spot purchased power costs of $12.2 million over the prior year. Increased coal and delivery costs also increased fuel costs by an additional $3.3 million.

In addition to the above of impacts on our cost of fuel, we had $5.5 million of unfavorable settlements on our natural gas derivative contracts. We purchased natural gas derivatives under our Missouri hedging program to mitigate the impact of price volatility in the natural gas that we burn in our power plants as well as the spot power that we purchase to meet peaking requirements. During the month of February 2007, power prices were pressured by increased load, regional base load unit outages and transmission constraints limiting access to other resources. The underlying cost of the increased purchased power prices was not related to an increase in natural gas prices. Therefore, these contracts, which were purchased in periods of higher natural gas prices, settled for a loss without an offsetting decrease in the underlying purchased power costs.

Slide 9; gas continuing operation EBITDA was $29.1 million, which was favorable to the prior year by $4 million. This favorable variance is primarily due to interim rate relief in Nebraska of $1.8 million and favorable weather and other volume variances of $4.4 million. These favorable variances were partially offset by increased operating and maintenance costs during the quarter.

Slide 10; Merchant, Corporate and Other EBITDA results were unfavorable to prior year by $1.4 million, primarily due to legal and financial advisor fees paid during the quarter on the pending transaction of $7 million. This variance was offset by the favorable impact of eliminating the demand charge of $9.6 million associated with the Elwood tolling contract exited in the second quarter of 2006. The remaining unfavorable variance was primarily attributed to the reversal of a Merchant bad debt reserve in 2006 that did not repeat in 2007, of $4.4 million. The total variance from continuing operations for the quarter compared to prior year was unfavorable $14.8 million. Discontinued operations EBITDA was unfavorable $35.4 million to prior year primarily due to the 2006 EBITDA generated from assets sold.

Slide 11; the Kansas electric utility sale was closed on April 1, 2007. The proceeds received at closing of $291.8 million are estimated and are subject to a 90-day true up, similar to our other asset sale agreements. Because we managed cash and accounts payable on a corporate rather than an operating division level, the cash proceeds received at closing provides for payment of gross working capital assets and the accounts payable liabilities were retained by Aquila. Therefore, the amount of proceeds available for debt retirement is reduced by the amount of retained liability associated with the gross working capital, included in the cash transfer from the buyer.

In addition to working capital, there are also provisions for cash transfers to buyout the lease on utility vehicles and payment of fees at closing to our financial advisors. Finally, as part of this stipulation agreement among the parties in request before the Kansas Commission for approval at the sale of these assets, we agreed to fund $3.4 million to the pension plan, and $1.1 million to the post retirement VEBA plan with the proceeds from the sales. This leaves $261 million of net proceeds to apply towards our final phase of liability management.

Slide 12; this slide is designed to illustrate the amount of net proceeds and cash available to reduce debt. Because our capital structure includes above-market interest costs, driven in significant part by the 14 7/8% interest on $500 million of senior notes that are due in 2012, the market value of our debt is approximately 15% higher than the book value of the debt. Debt appears on our balance sheet at par at $1.4 billion, but it has a market value of $1.6 billion when you take into account the higher interest coupons.

At March 31, 2007, we had $202.9 million of cash on the balance sheet. Combined with the April 1 net Kansas electric proceeds of $261 million provides approximately $460 million that is available for deployment towards reducing the debt balance, closer to $1.1 billion. As we move forward in time, the capital expenditures in excess in excess of depreciation for 2007 and 2008 are approximately $200 million for year. A significant portion of this investment will be funded using the Iatan construction facility, described on page 19 of our 10-Q. As we invest in utility rate base, our debt balance will increase and we would seek recovery at the related investment grade rate.

Slide 13; we have continued to improve our debt-to-equity ratio to a level that by year-end 2006 reflected in equity ratio that is represented in of an investment grade company. Our book equity was 48.2% at year-end 2006 and we expect this book equity percentage to increase to 50% by year-end 2007 as we deploy the cash discussed on the previous slide.

The right side of this slide depicts the ongoing issue that the company has with the higher than market coupon on 35% of the debt outstanding. While we have reduced debt in 2006, deploying the proceeds from the utility asset sales is still need to get closer to about $80 million of interest expense based upon the funds generated from operations to meet investment grade metrics. This is the challenge that remains as we address our next phase of liability management in the near term.

Now, I will turn the call back over to Rick.

Richard C. Green, Chairman, President and Chief Executive Officer

Thanks, Beth. I am turning to slide 15. As we invest to meet our customer needs and put those assets in rate base, our rates will increase. We currently have pending rate cases in the Missouri and Nebraska, a case settled in Kansas for $5.1 million and are considering cases in other states as well. The two Missouri cases have some aspects resolved, but the public service commission is still considering the return on equity, implementation of a fuel adjustment costs and treatment of an accounting authority order. The most important component is how fuel cost is treated. Given that the new rates will be effective in June, we expect to hear from the commission within the next couple of weeks. At that time, we will communicate with you the results of the cases. Currently, as we take a look at the residential rate comparison based on the EEI data as of 05-01-2006, it shows that we are in a competitive position today; good margin below the national average. And this is obviously taking in to affect the number of great cases we have had in recent years. As we continue to invest and raise rates, we will keep our goal in mind of staying underneath the national average.

Now, I am going to slide 16. Here are some highlights that give you a feel for how we continue to improve our operations even during times of lowering costs and repositioning. We have a commitment to reliability. These charts provide a snapshot of the many ways, in which we measure our effectiveness and compare performance to others in the industry. For example, the chart on the top left provides an indication on a rolling 12 month average of how long a customer experiences an interruption of service. Also keep in mind that this information is not normalized. We include all events, which in effect raises the bar even further than many of the other utilities that track similar information. The bottom two graphs, showing our top tier performance of timely meter reading and calls answered within 20 seconds, have been accomplished at one of the lowest cost per customer as compared to other utilities. We are very proud of our employees, who continue to improve our operations and customer experience even while keeping an eye on costs.

On slide 17; to summarize, we continue to show strong operational performance within the utility. In addition, rate settlements and growth worked to advance the financial performance. However, fuel and purchased power costs continue to put pressure on Missouri electric operations. In this quarter, the pressure was exaggerated due to plant outages and colder than normal weather in February.

Now, I will open up the call for questions, regarding our first quarter earnings.

QUESTION AND ANSWER SECTION

Operator: Ladies and gentlemen, at this time we will begin the question-and-answer session. [Operator Instructions]. Our first question comes from Michael Goldenberg with Luminous Management. Please go ahead.

Q – Michael Goldenberg: Good morning.

A – Richard Green: Good morning, Michael.

Q – Michael Goldenberg: Several questions; first of all, I just wanted to confirm with all of the Q1 results if 2007 is still on track. Being the area, which way would it be the dollar or any other cash flow metrics?

A – Beth Armstrong: Michael, we didn’t give guidance for 2007. We started; we rolled 2006 forward to 2008. Clearly, the first quarter results would have an impact on where we would end up for 2007.

Q – Michael Goldenberg: Well. You may not have given guidance, but in the disclosure for the merger, there were clearly published EBITDA numbers for quite a few years. So, I wanted to know if the number published, and which were used as a basis for valuation, if you are on track to meet those numbers.

A – Beth Armstrong: No. We are going to fall short in 2007 of those numbers that were in the advisor evaluations for 2007. 2008, which is more of our run rate, will really be dependent on kind of the final outcome of our rate case, which we expect to hear within a couple of weeks.

Q – Michael Goldenberg: Okay, so with that in mind and at least from my standpoint, it seems like the results in Missouri were clearly positive. If you were to precede them, let’s say, I think the only thing outstanding right now is ROE. So, let’s say if you were to get ROE up to 10.5%, just using my assumptions for example, would 2008 and 2009 be on track with the numbers published in the merger analysis?

A – Beth Armstrong: Yeah. Michael, I think a lot is depends if you look back to how we walk forward that ‘06 to ‘08 on the -- what kind of structure we get from a fuel adjustment standpoint. So, before we do any kind of update on that outlook, I’d like to have an order in our hand.

Q – Michael Goldenberg: Wasn’t that largely agreed upon between you and your staff at the fuel part? I thought it was only the ROE that was the main point of disagreement.

A – Jon Empson: Hi, Michael. This is Jon Empson. We had three issues that went to hearing, basically went on ROE, fuel adjustment costs and AAO. So, those three issues will be debated by the Commission. And when we receive the final order, we will know the design of what that fuel adjustment clause looks like.

Q – Michael Goldenberg: Okay, and finally can you update us on the merger timeline as to when you think next that will happen, such as shareholder vote and any other filings that’s still need to be made?

A – Richard Green: There really isn’t any further update. We are still estimating late July, early August or both.

Q – Michael Goldenberg: Or both, and anymore filings with the SEC between now and then?

A – Richard Green: Well, certainly. We still need to file the proxy or the S-4.

Q – Michael Goldenberg: And you expect to do that, when?

A – Richard Green: That should be later this month.

Q – Michael Goldenberg: Okay, got it. Thank you.

Operator: And your next question comes from Brian Taddeo with Bank of New York. Please go ahead.

Q: Hi, good morning. Just – quick one – just wanted to understand a little more on the outages, kind of one, is there anything all back up and running again and two if there is any sort of causes you can attribute at this point, and if there is all take care of?

A – Richard Green: Everything is backup and running. It was isolated to February. And it was an unusual circumstance with us having an extended outage at our Sibley three plant, and at the same time Iatan 1, Jeffrey Units and even the transmission, where we purchase 50 megawatts from NPPD happened to be down. So, it was the convergence of those events. And they were simply a February event and everything, so back to normal.

Q: Got it. Just a -- from the -- on the -- last question; what those -- say, what’s happening in late July, or early August?

A – Richard Green: That would be the vote on our transaction with Great Plains and Black Hills.

Q: Is that a shareholder vote?

A – Richard Green: Yes, it is.

Q: Okay, great. Thanks.

Operator: And your next comes from Yiktat Fung, Zimmer-Lucas Partners. Please go ahead.

Q: Good morning.

A – Richard Green: Good morning.

Q: Can I just get a summarized update of how the approval process is going at each jurisdiction, the commissions of each jurisdiction?

A – Jon Empson: Yeah, this is Jon Empson. We have filed the applications in all states. We have a procedural schedule that has been established in Iowa. We will have comments coming from the consumer advocate June 4th, with the hearing be held on June 27th. And then a decision will come out about October 1st. In Nebraska, there will be a meeting today to set up the final procedural schedule. But we are anticipating a very similar schedule with the decision on the Black Hills transactions coming out close to that first part of October. We have our proposal before the state of Colorado that one will be delayed a little bit longer, but still feel we can get it done by the end of this year. In Kansas and Missouri, where we have two applications in Kansas for both the Black Hills transaction and also for the Great Plains transaction, we are anticipating that those will be processed later in the year. They are going to right now hold until they see the shareholders vote. And in Missouri, the one application we anticipate pretty much the same that they will not start until later this summer to process.

Q: So, these proceedings won’t start until the shareholder vote.

A – Jon Empson: That’s our anticipation for both Kansas and Missouri with the other three states moving ahead to process when we get the approvals done by the end of the year.

Q: Is there an estimate of how long it will take time to process the entire efficient, is it like six months or...

A – Jon Empson: They haven’t given us any indication. There is no procedural limits on the time that they can take, but we would expect that it would take somewhere between six and nine months.

Q: Okay. And one last question; can Beth please just review the, I guess, some of the special items that were in the corporate segment like such as the fees related to the mergers and the other items? Which one of those are non-recurring?

A – Beth Armstrong: Yeah, the fees -- the fees to the advisors were approximately like $6.2 million, and we had other legal costs that made up the delta from that to the $7 million that we show on the slide. In Merchant, last year in 2006, we reserved a reserve. So that $4.4 million unfavorable variance was because that was a non-recurring item from the prior year.

Q: And the excess of our total is just a beneficial thing on the toll?

A – Beth Armstrong: Right.

Q: Okay. Thank you very much.

Operator: Thank you. [Operator Instructions]. And Mr. Green, I am showing there are no further questions. I’ll turn it back to you for closing comments.

Richard C. Green, Chairman, President and Chief Executive Officer

Thank you everyone for taking the time to listen to our first quarter results. As we continue to make progress with the business, we will keep you updated. Thank you very much.

Operator: Thank you. Ladies and gentlemen, that will conclude Aquila, Inc. First Quarter Earnings Conference Call. We thank you again for your participation. And at this time, you may disconnect.